EXHIBIT
                                                                            99.1

                   CAPITAL SENIOR LIVING CORPORATION
                    ANNOUNCES STRATEGIC INITIATIVES

DALLAS - Jan. 27, 2000, 7:00 a.m. Eastern Time - Capital Senior Living Corporation (NYSE: CSU), one of the country's largest operators and developers of residential communities for senior adults, announced today that it is accelerating strategic initiatives aimed at increasing ownership of assets, enhancing cash flow from operations and maximizing long-term shareholder value. Initiatives include developing future projects on the Company's balance sheet, revising current development efforts that result in a non-recurring fourth quarter 1999 charge, assisting with the recapitalization of Triad Senior Living (Triad) I, L.P. and the engagement of Lehman Brothers by Triad and the Company to assist with recapitalization alternatives for Triads II through V.

FUTURE DEVELOPMENT ON COMPANY BALANCE SHEET

"We are in a capital market and financial environment that has reduced the availability of attractive financing for joint venture development. In light of these factors, the Company is accelerating its strategic initiatives to move developments of new communities onto the balance sheet. We believe it is in the best interests of our shareholders to capture 100 percent of the benefits from lower construction costs and higher appreciation potential," James A. Stroud, the Company's Chairman, said.

"Developing projects on the Company's balance sheet will reduce the cost of each community and maximize cash flow from operations once communities reach stabilized occupancy," Lawrence A. Cohen, the Company's Chief Executive Officer, said. "We believe that by simplifying our capital structure and increasing our revenues and EBITDA from owned assets we are likely to attract a broader range of investors and maximize long-term shareholder values."

FOURTH QUARTER CHARGE ANTICIPATED

The next step in the execution of the Company's strategic plan is to eliminate future utilization of joint venture development arrangements and use the strengths of its balance sheet to facilitate funding for its future developments.

The Company also will record a $16 to $18 million, one-time, nonrecurring pre-tax charge and other adjustments in the fourth quarter of 1999. This charge primarily will consist of writing off receivables relating to development fees from and loans to joint ventures that are unable to secure financing commitments on attractive terms. These joint ventures are in various stages developing 19 Waterford communities. Six sites currently owned by the joint ventures are being acquired by the Company in anticipation of constructing new Waterford communities. The Company also is receiving the contractual rights for the remaining sites, which are being evaluated.

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TRIAD I RECAPITALIZED

In December 1999, Lehman Brothers purchased from third parties 80 percent of the limited partnership interests in Triad I for an investment of $12 million. Lehman's investment enabled Triad I to repay the Company approximately $9 million in loans. The Company continues to own a 19 percent limited partnership interest in Triad I and will continue to manage the communities with certain purchase rights.

Triad I consists of five Waterford communities, along with two new communities that are adjacent to communities owned by the Company. Two of the Waterford communities are in final construction phases and the others are in lease up.

LEHMAN BROTHERS ENGAGED

The Company and Triad have engaged Lehman Brothers to assist in evaluating recapitalization alternatives for Triads II through V, which currently are constructing or developing 14 Waterford communities for which financing has been obtained. These alternatives could take the form of the company exercising its rights to acquire 100 percent of the interests in these joint ventures, acquiring certain of the communities form the joint ventures, or assisting Triad with the recapitalization of these joint ventures through an equity infusion from a third party. Additional funds from the recapitalization of Triads I through V would allow the Triads to repay loans from the Company, which would facilitate the purchase of 13 senior housing communities from ILM Senior Living, Inc. and ILM II Senior Living, Inc., and enable the Company to pursue acquisitions, expansions of owned communities and/or future developments as the Company continues to increase its owned assets and maximize shareholders' value.

IN SUMMARY

In consideration of the current financial environment, the Company is taking steps to simplify its capital structure, capture 100 percent of the appreciation of its assets, continue its growth and maximize value to shareholders through enhanced cash flow and higher net asset values.

CONFERENCE CALL INFORMATION

Members of the Company's senior management team will discuss these strategic initiatives via a telephone conference call today, Jan. 27, at 11:30 a.m. Eastern Time. To participate in the conference call, please 719/457-2663 (confirmation code 888569). Conference call lines are limited, so those who are interested are encouraged to phone in several minutes prior to the call's start time. For the convenience of the Company's shareholders and the public, the conference call will be recorded and available for replay through Thursday, Feb. 3, at 7:00 p.m. Eastern Time. To access the conference call replay, call 719/457- 0820 (confirmation code 888596). The conference call also will be made available for playback via the Company's corporate website, www.capitalsenior.com, by Tuesday, Feb. 1. The website version of the playback will be available until Wednesday, Feb. 16, when the Company announces its fourth quarter 1999 earnings.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators and developers of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisting living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 37 communities in 18 states with a total capacity of approximately 6,000 residents. In the communities operated by the Company, 82 percent of residents live independently and 18 percent of residents require assistance with activities of daily living. The Company's stabilized occupancy rate averaged 95 percent in 1999, and the average resident age was 84.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact Veronica B. Marks, manager, Investor Relations, at 972/770-5600 for more information.